Exhibit 23.1



The Board of Directors
SBS Technologies, Inc.:


We consent to incorporation by reference in the registration statements (No.'s 333-23053 and 333-98558) on Form S-8 and (No. 333-20129) on Form S-3
of SBS Technologies, Inc. of our report dated November 7, 1997 except as to note 7 which is as of November 24, 1997, relating to the balance sheets of Micro Alliance, Inc. as of September 30, 1997, and December 31, 1996, and the related statements of operations, changes in stockholders' equity, and cash flows for the nine months ended September 30, 1997 and the year ended December 31, 1996, which report appears in the current Report on Form 8-K as amended of SBS Technologies, Inc. dated November 24, 1997.



                                                /s/ KPMG Peat Marwick LLP


Albuquerque, New Mexico
December 5, 1997